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EXHIBIT 12.1 - STATEMENT REGARDING COMPUTATION OF FINANCIAL RATIOS



(Dollars in millions)


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                                                 2001         2000         1999         1998         1997

1.  NET INCOME AS A PERCENT TO SALES

     A Net Income before EI*                     $16.9        $18.3        $42.6        $70.4       $117.7
     B Net Sales                                $420.9       $422.4       $516.8       $465.0       $539.1

     A % of B                                      4.0%         4.3%         8.2%        15.1%        21.8%

2.  EFFECTIVE INCOME TAX RATE

     C Income Taxes excluding EI*                $19.8        $17.4        $32.7        $41.5        $56.7
     D Income before Income Taxes and EI*        $36.7        $35.7        $75.3       $111.9       $174.4

     C % of D                                     54.0%        48.8%        43.4%        37.1%        32.5%

3.  CURRENT RATIO

     E Current Assets                           $238.3       $188.5       $255.8       $240.9       $282.7
     F Current Liabilities                      $255.3       $131.3       $206.8       $205.2       $102.8

     E : F                                         0.9          1.4          1.2          1.2          2.7

4.  EBITDA

    Operating income                             $59.3        $58.7        $92.3       $134.9       $194.7
    Other expenses                                (1.5)        (0.1)        (2.6)        (3.8)        (5.6)
    Other income                                   0.6          1.5          9.5          3.3          7.9
                                              --------     --------     --------     --------     --------
                                                  58.4         60.1         99.2        134.4        197.0
    Add back depreciation and
    amortization                                  87.2         80.2         68.4         59.7         46.8
                                              --------     --------     --------     --------     --------
                                                $145.6       $140.3       $167.6       $194.1       $243.8
                                              --------     --------     --------     --------     --------
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*   Extraordinary item